Exhibit 77C

ADDITIONAL INFORMATION

Shareholder Meetings

At a special shareholders' meeting held on December 4, 2017, shareholders of Natixis
Funds Trust II voted for the following
proposal:

1.	Election of Trustees for Natixis
Funds Trust II:

       Nominee	                    Voted "FOR"
Withheld	                     Total Votes
Kevin Charleston	     869,803,137.844
5,278,477.797	     875,081,615.641
Kenneth A. Drucker	     869,573,100.272
5,508,515.369            875,081,615.641
Edmond J. English	     869,760,094.572
5,321,521.069            875,081,615.641
David L. Giunta	     869,722,105.493
5,359,510.148	     875,081,615.641
Richard A. Goglia	     869,845,876.582
5,235,739.059            875,081,615.641
Wendell J. Knox	     869,633,400.572
5,448,215.069	     875,081,615.641
Martin T. Meehan	     869,982,234.293
5,099,381.348            875,081,615.641
Maureen B. Mitchell	     869,672,122.531
5,409,493.110	     875,081,615.641
Sandra O. Moose	     868,954,166.321
6,127,449.320            875,081,615.641
James P. Palermo	     870,130,688.893
4,950,926.748            875,081,615.641
Erik R. Sirri	    	     869,769,012.873
5,312,602.768            875,081,615.641
Peter J. Smail		     869,714,774.773
5,366,840.868            875,081,615.641
Cynthia L. Walker	     869,589,551.601
5,492,064.040            875,081,615.641